Exhibit 10.3

                           TOUCAN GOLD CORPORATION INC

                                8201 PRESTON ROAD
                                   SUITE 6000
                                     DALLAS
                                 TEXAS 75225 USA


Draft Letter of Appointment


Mr David J Blanchfield
13 Clayton Lane
Clayton
Bradford
West Yorkshire


22 July 1999




Dear David

This letter sets out the terms of your employment with ITIS Technologies Limited, ("the Company") a wholly owned subsidiary of Toucan Gold Corporation Inc ("Toucan").

COMMENCEMENT AND TERM

Your employment will commence on 22 July 1999 and will be for an initial period of three years ("the Initial Period"). Thereafter either party may terminate your employment by notice in writing of not less than twelve months to expire on or after the expiration of the Initial Period.

The Company reserves the right in our absolute discretion to pay salary in lieu of notice and to deduct from final salary all (or any) outstanding monies due to the Company or the equivalent monetary value of damage to or loss of company property, for which you are held responsible. The payment shall be solely your salary (at the rate payable when the option is exercised) without taking into account any bonus, pension contribution or benefits in kind. You will not, under any circumstances, have any right to payment in lieu unless we have exercised our option to pay in lieu by notice to you.

Once notice of termination has been given by either side, the Company may at any time and for any period(s) require you to cease performing your job and/or exclude you from entering any of our premises. During any such period of garden leave, we will continue to pay your salary and provide all benefits provided for in this contract.

POSITION

Your job title will be Research Development Director and you will be responsible for all research development.

SALARY

The position carries an initial salary of 35,000 (British Pounds) per annum, payable monthly in arrears. As you are aware, the company intends to carry out a major fund raising exercise within six months of commencement of trading. When this exercise has been successfully completed your salary will be increased to a basic of 75,000 (British Pounds) per annum payable monthly in arrears, plus a bonus package which will enable you to earn a further 25,000 (British Pounds) in the first year. The terms of the bonus payment will be determined prior to the completion of the fund raising, but will be related to the achievement of specific goals during the first year after the fund raising.

Thereafter your salary and bonus will be reviewed annually by the remuneration committee composed of the non-executive directors of the main board of Toucan.

BENEFITS

The position will carry a number of additional benefits as follows:-

, Sickness Benefit whereby the Company will pay your full salary for a period of up to three months in the event that you are unable to attend work owing to illness.

, Permanent Health Insurance which will pay up to 75% of your annual salary in the event that you are off work for a period over 13 weeks.

,    Health Care insurance for yourself and your spouse/partner.

, Life Insurance for yourself, payable in the event of your death while employed by the Company.

, Pension contributions equivalent to 7.5% of your annual salary, paid into a private pension scheme of your choice. You may, of course, elect for some additional contributions to be paid out of your salary into the same scheme.

COMPANY VEHICLE

It is not proposed that the Company will provide a vehicle for your use. However, the Company will reimburse you for any miles driven on its behalf at the rates set out in the Inland Revenue's Fixed Profit Car Scheme, which payment can be made tax free to yourself.

HOLIDAYS

You will be entitled to take 20 days paid holiday in each calendar year, plus statutory holidays. All requests for holidays should be lodged with the Company's chief executive at least 30 days before the intended commencement date, and unused holidays may not normally be carried forward from one year to the next.

SHARE OPTION SCHEME

It is proposed that the Company will introduce a share option scheme which will subject to agreed performance criteria, enable you to "earn" the right to purchase additional shares in Toucan at a preferential price. Full details of the proposed scheme will be made available before the major fund raising exercise is completed.

PLACE OF WORK

Your normal place of work will be at the Company's offices located in Yorkshire, UK, but in the course of your duties you will be required to travel both within the UK and abroad. The reasonable costs of all travel on behalf of the Company will be reimbursed upon presentation of receipts or other proof of expenditure.

CONFIDENTIALITY

You acknowledge that during the course of your employment you will have access to confidential information belonging to the Company. You will not at any time (except in the course of your duties or as may be required by law) during or after your employment disclose to a third party or make use of any confidential information belonging to the Company. Without prejudice to the generality of the foregoing you acknowledge that the expression Confidential Information shall include the following, namely; information relating to business methods, corporate plans, finances, business opportunities and development projects of the Company or any associated Company, research activities, inventions, creative briefs, ideas, computer programs, designs and formulae undertaken, commissioned or produced on behalf of the Company, all information relating to the marketing or sales of any past present or future product or service of the Company and any information in respect of which the Company owes an obligation of confidentiality to a third party.

INTELLECTUAL PROPERTY

You will promptly disclose to the Company and keep confidential all inventions, copyright works, designs or technical know how conceived or made by yourself either alone or with others during the course of your employment. You will hold all such intellectual property in trust for the Company and will do everything necessary or desirable (at the expense of the Company) including without limitation executing any appropriate documentation to vest the intellectual property fully in the Company and/or to secure patent or other appropriate forms of protection for the intellectual property.

To the extent that such intellectual property rights do not vest in the Company by operation of law or under this Agreement, you hereby assign to the Company with full title guarantee by way of assignment of present and future copyright all the rights, title and interest you have or may have in and to all material written or devised by you pertaining to the operation or business of the Company resulting from or suggested by any work which you shall do pursuant to your employment or has already been done prior to the date of this Agreement and all rights of action for infringement of such copyright and any renewals and extensions of them and after that in perpetuity. You hereby appoint the Company as your attorney for the purpose of executing in your name and on your behalf all such deeds and documents as may be required to give effect to the provisions of this paragraph. Decisions as to the protection or exploitation of any intellectual property shall be in the absolute discretion of the Company. You agree to waive any moral rights (as defined in the Copyright Designs and Patents Act 1988) that you may have in relation to such ideas, inventions or works.

RESTRICTIONS ON COMPETITION

As a senior employee, you shall devote your efforts exclusively to the Company. You may not engage in any occupational sideline, nor may you work for, or participate in, any similar business whatsoever without the prior written consent of the Company.

You hereby covenant with the Company that you will not directly or indirectly

(1) For the first twelve months after the end of your employment with the Company either on your own account or on behalf of any other person and in competition with the Company anywhere in the world directly or indirectly engage in or be concerned with any trade or business of computer software development marketing or sale of software products that perform substantially a similar function to the software products of the Company.

(2) For the first six months after the end of your employment solicit or accept orders for products or services competitive with those of the Company from any of the Company's customers with whom you have dealt during the last six months of your employment with the Company.

(3) For the first six months after the end of your employment solicit or entice away from the Company senior employee (who for these purposes means an employee whose salary is more than 35,000 (British Pounds) per annum) who was employed by the Company and with whom you have worked closely during the last six months of your employment.

(4) For the first six months after the end of your employment employ or offer to employ senior employee who was employed by the Company and with whom you worked closely during the last six months of your employment.

(5) Knowingly infringe or misappropriate any intellectual property of the Company including, without limitation any trade secrets of any third party.

Each of the above restrictions is separate and severable from the other. Whilst the covenants in this clause are considered by the parties to be reasonable if one is unenforceable for any reason, but would be enforceable if some of its wording were deleted, it shall apply with such deletions as are necessary to make it enforceable.

GROSS MISCONDUCT OFFENCES

Your employment with the Company may be terminated immediately by the Company without prior notice or pay in lieu if you shall at any time:-

(1) commit any act of gross misconduct or gross incompetence (including but not limited to breach of confidence or theft.

(2) after prior written warning, repeat or continue any material breach of the provisions of this Agreement;

(3) commit any act of dishonesty or are guilty of any conduct which brings the Company into disrepute;

(4) are convicted of any criminal offence (other than a minor road traffic offence that cannot lead to a custodial sentence);


ACCEPTANCE

Please indicate your acceptance of the term set out in this letter by signing the enclosed copy letter and returning it to me.

Yours sincerely


/s/ R. Jeffcock
----------------------
R Jeffcock
Chairman of Toucan and as director for and on behalf of the Company

Dated this            22nd          day of           July              1999


ACCEPTED  and EXECUTED as a DEED by       )
DAVID JOHN BLANCHFIELD in the presence    )  /s/ David J. Blanchfield
of:                                       )
                                          )

/s/ K.R. Parmar
Solicitor